Exhibit 99.1

For Immediate Release 13th of November 2006

Enova Systems, Inc. (AMEX: ENA and AIM: ENV and ENVS), an early stage production company in an emerging industry and a leading developer of proprietary electric, hybrid and fuel cell digital power management systems, announces quarterly results for the period ended 30th September 2006

HIGHLIGHT

In the first quarter and nine months of 2006, our revenues derived mostly from production type contracts with Hyundai Motor Corporation and the State of Hawaii. The decrease in revenues in the first nine months of 2006 for the corresponding period of 2005 was a result of contracts that were completed or near completion in 2005.

During the first nine months of 2006, we focused on establishing new customer relationships and submitting proposals. As a result, we have been awarded contracts with, but have not yet recognized revenues from, IC Corp. for nineteen school buses, Phoenix Motor Car for ten sport utility trucks and Ford Motor Company for four High Voltage Energy Converters (HVEC). We have additional proposals with other potential customers who have not yet made final decisions.

RESULTS OF OPERATIONS

•	Net revenues for the nine months ended September 30, 2006 were $1,185,000 as compared to $2,871,000 for the corresponding period in 2005. Net revenues were $424,000 for the three months ended September 30, 2006 as compared to $857,000 for the same period in 2005.

•	Net production sales for the nine months ended September 30, 2006 decreased to $746,000 from $1,711,000 in the same period in 2005. Net production sales for the three months ended September 30, 2006 increased to $405,000 from $402,000 for the corresponding period in 2005.

•	Research and development revenues decreased to $439,000 in the first nine months of 2006, from $1,160,000 during the same period in 2005. For the three months ending September 30, 2006, research and development revenues decreased to $19,000 from $455,000 for the same period in 2005.

•	Cost of revenues for the three and nine months ended September 30, 2006 decreased $88,000 and $306,000, or 12% and 13% respectively from $729,000 and $2,322 000 respectively, for the same period in 2005.

•	Cost of revenues consists of component and material costs, direct labor costs, integration costs and overhead related to manufacturing our products. Product development costs incurred in the performance of engineering development contracts for the U.S. Government and private companies are charged to cost of sales for this contract revenue.

•	As a percentage, cost of revenues did not decrease in the same proportion as sales when comparing the three and nine months ended 2006 to the equivalent period in 2005. This is primarily attributable to continued product development initiatives. We anticipate there may be an increase in cost of sales for products due to potential weakening of the U.S. dollar. While we do not transact in foreign currencies, our suppliers are overseas and may raise our input prices in response to a weaker value of our functional currency, which is the U.S. Dollar.

•	Internal research, development and engineering expenses increased in the three and nine months ended September 30, 2006 to $297,000 and $929,000 as compared with $197,000 and $592,000 respectively, for the same period in 2005.

•	We continue to develop several new products such as our post transmission parallel hybrid drive system and enhancements to our diesel generator set which account for a majority of the increase during the first quarter and nine months of 2006 when compared to the same period in 2005. We continue to allocate increased resources to the development of our parallel hybrid drive systems, upgraded proprietary control software, enhanced DC-DC converters and advanced digital inverters and other power management firmware.

•	Selling, general and administrative expenses increased by $1,276,000 to $3,200,000 for the nine months ended September 30, 2006 from the previous year’s comparable reporting period. For the three months ended September 30, 2006, selling, general and administrative expenses increased by $476,000 to $1,241,000 when comparing with the three months ended September 30, 2005.

•	The increase during the first nine months and quarter of 2006 when compared to the same periods in 2005 is attributable to additional costs associated with marketing, engineering and technical staff. We also have experienced increased expenditures related to stricter regulatory oversight in conjunction with the Sarbanes-Oxley Act of 2002. We have incurred additional cost in our efforts to remediate certain material weaknesses, as described in Item 4 “Controls and Procedures.” Furthermore, we are in the process of upgrading our accounting and reporting software, thus further contributing to the general and administrative cost increase. Management believes that as we move toward sustainable production, our cost structure will become more efficient.

•	Interest income/expense increased by $59,000 for the three months ended September 30, 2006, up from the same period in 2005, and now shown net as interest income. The increase in the three months ended September 30, 2006 is illustrated as the net effect of interest income earned on cash and certificates of deposit, and regular interest expense recognized on the remaining debt outstanding. For the nine months ended September 30, 2006, interest income/expense increased by $530,000, primarily related to the settlement of portions of our note payable to the Credit Managers Association of California.

•	We incurred net losses of $1,637,000 and $3,163,000 for the three and nine months ended September 30, 2006 compared to a loss of $782,000 and $2,123,000 for the three and nine months ended September 30, 2005, respectively. The increase in net loss for the three and nine months ended 2006 is a result of increased operational costs associated with our expanding product and marketing initiatives.

Inquires:

Enova Systems

Ed Riddle, Chief Executive	+1(310) 527-2800 x105

Corinne Bertrand, Chief Financial Officer	+1(310) 527-2800 x103

Investec

Michael Ansell/ Andrew Chen	+44 (0) 207 597 5066

Global Equity IR	+44 (0) 79 5620 6270

Amira Bardichev

CHAIRMAN’S DISCUSSION

We believe we are an early stage production company in an emerging industry and a leading developer of proprietary electric, hybrid and fuel cell digital power management systems. Power management systems control and monitor electric power in an automotive or commercial application such as an automobile or a stand-alone power generator. Drive systems are comprised of an electric motor, an electronics control unit and a gear unit which power an electric vehicle. Hybrid systems, which are similar to pure electric drive systems, contain an internal combustion engine in addition to the electric motor, eliminating external recharging of the battery system.

Our HybridPower hybrid electric drive system provides all the functionality of an internal combustion engine powered vehicle. The HybridPower system consists of an enhanced electric motor and the electronic controls that regulate the flow of electricity to and from the batteries at various voltages and power to propel the vehicle. In addition to the motor and controller, the system may include a gear reduction/differential unit which ensures the desired propulsion and performance. The system is designed to be installed as a “drop in,” fully integrated turnkey fashion. Regardless of power source (battery, fuel cell, diesel generator or turbine) the HybridPower electric motor is designed to meet the customer’s drive cycle requirements.

Our light/medium-duty drive systems include:

•	30kW, 60kW, 90kW all-electric drives

•	90kW series-hybrid drive

•	any combination of these systems based on customer requirements.

Our heavy-duty electric drive systems include:

•	120kW all-electric drive

•	120/60kW peak series hybrid system

•	240/60kW peak series hybrid system

•	90kW peak mild, pre-transmission parallel hybrid system

•	100kW peak post-transmission parallel hybrid systems

•	100kW peak pre-transmission parallel hybrid system.

Our drive systems, in conjunction with, internal combustion engines, microturbines, fuel cells, flywheels, and generator sets provide state of the art hybrid-electric propulsion systems. Hybrid vehicles are those that utilize an electric motor and batteries in conjunction with an internal combustion engine (ICE), whether piston or turbine. With a hybrid system, a small piston or turbine engine – fueled by gasoline or diesel, CNG, methane, etc., in a tank — supplements the electric motor and battery. These systems are self-charging, in that the operating ICE recharges the battery.

During the quarter ended September 30, 2006, we continued to develop and/or produce electric and hybrid electric drive systems and components for such customers as First Auto Works of China, Ford Motor Company (Ford), Hyundai Motor Car (Hyundai), the U.S. Military, International Truck and Engine (IC Corp.), Wrightbus Ltd. (Wrightbus), Tomoe of Japan and several other domestic and international vehicle and bus manufacturers. We also continue to advance its technologies and products for greater market penetration for 2006, and beyond. In addition, we continue to develop independently and in conjunction with the Hyundai-Enova Innovative Technology Center (ITC) progress on several fronts to produce commercially available heavy-duty, series and parallel hybrid drive systems.

We continue to support IC Corp. in their efforts to maximize exposure in the Hybrid School Bus Market. We have been involved in large shows in Albany, NY and Reno, NV, as well as smaller venues throughout the Midwest. The exposure via shows and direct interface will be aggressively pursued throughout the remainder of 2006, in an effort to promote IC Corp.’s production intent for Hybrid School Buses. IC Corp. claims to be the nation’s largest integrated school bus manufacturer with 60-65% of the school bus market share.

In July, IC Corp. announced it was ready to move to production on Hybrid School Buses. At the same time, IC Corp. announced that Enova would be their Hybrid drive system supplier. Also in July, Enova and IC Corp. were awarded a contract for nineteen Hybrid School Buses. These buses will be delivered to eleven states throughout the next three to six months. The award was based on a project coordinated by the Advanced Energy consortium and was the first major Hybrid School Bus award of its kind.

In August, Enova announced it had received a major initial contract from Phoenix Motorcars, to integrate ten Sport Utility Trucks (SUT) with their 90kW Electric Drive System. This award was Enova’s first award with a major North American Fleet operator.

In August, Enova announced that its common stock has been approved to be listed and will be available for trading on the American Stock Exchange (AMEX).

Wrightbus, one of the largest low-floor bus manufacturers in the United Kingdom, continues to purchase our diesel genset-powered, series hybrid drive systems for their medium and large bus applications. Our systems have been integrated into six of Wrightbus’ Hybrid Buses and were introduced into London’s public bus fleet in early February 2006. Although the buses were temporarily removed from service due to a non-hybrid related issue during this past quarter, we understand that these buses are back to operating on a seven day per week, eighteen hour per day schedule. We anticipate the results of this project will be increased Hybrid volumes in this arena.

Enova continues to implement the necessary processes and procedures to become ISO/QS certified in 2006. The certification will be valuable to optimize internal processes and efficiencies, as well as secure Enova’s position as a production supplier to major Original Equipment Manufacturers.

Ford Motor Company continues to evaluate our components in thirty Ford Focus Hydrogen Fuel Cell Vehicles being evaluated in three countries. According to Ford Motor Company communications, the vehicles have functioned satisfactorily, and they continue to evaluate markets for producing additional vehicles. In August, Enova announced that Ford Motor Company has ordered four (4) advanced design High Voltage Energy Converters (HVECs). This award confirms Ford’s continued interest in Enova’s technology During the last quarter we announced that Hyundai was using its Hybrid Drive components to power a Fuel Cell Bus and two Hyundai Tucsons being featured at the World Cup Soccer tournament in Germany. Hyundai is an official sponsor of the World Cup Soccer tournament through 2014. At this year’s event, Hyundai had thirty two buses in use. One of the thirty two Hyundai Buses was hybrid powered by our 240kW Induction Motor and High Voltage Motor Control Unit. In addition to the bus, the Tucson’s contain our 80kW Induction Motor and Control Unit. We expect Hyundai to utilize more vehicles of this type in the future and expect to be their supplier in said vehicles. Our alliance with Hyundai has been critical to the development of hybrid systems such as the ones being used in the fuel cell bus and Tucson’s.

Throughout the quarter we hosted and visited numerous potential customers from the Pick Up and Delivery, Medium Duty and Heavy Duty markets. During the quarter we provided a large fleet operator a functional vehicle for evaluation. We expect this evaluation period to take several weeks, and expect results to be positive with a likelihood of future volume. Every effort is made to continue to mature these relationships, as we hope that they will eventually lead to viable business relationships.

We also anticipate continuing our work with Tsinghua University of China, and their fuel cell bus development program. We believe that China intends to use hybrid-electric buses to shuttle athletes and guests at the 2008 Beijing Summer Olympics and the 2010 World’s Expo in Shanghai and that it is seeking up to one thousand full-size hybrid-electric buses to support these global events. MTrans of Malaysia has integrated two of our standard HybridPower 120kW drive system into a hybrid 10-meter bus with a Capstone microturbine as its power source. This drive system is currently on demonstration in Hong Kong, PRC. Also, Hyundai continues to evaluate our converters in their fuel cell hybrid electric vehicles and we currently expect to deliver an additional sixteen units in 2006.

Anthony Rawlinson
Chairman
13 November 2006

RESEARCH AND DEVELOPMENT PROGRAMS

We continue to pursue government and commercially sponsored development programs for both ground and marine heavy-duty drive system applications. In 2006, we continued the integration of a fuel cell powered step-van similar to the Hydrogenics program for the Hawaii Center for Advanced Transportation Technologies (HCATT) and the U.S. Air Force. We intend to establish new development programs with the Hawaii Center for Advanced Transportation Technologies in mobile and marine applications as well as other state and federal government agencies as funding becomes available.

Our development contract with EDO Corporation of New York for the design and fabrication of a high voltage DC-DC power conversion system utilizing a Capstone microturbine as the primary power source for the U.S. Navy unmanned minesweeper project also continues to progress during 2006. The electronics package will include our advanced power components including a new, enhanced 50V, 700A DC-DC power converter, our Battery Care Unit and Hybrid Control Unit which will power the minesweeper’s electromagnetic detection system. Our power management and conversion system will be used to provide on-board power to other accessories on the platform.

LIQUIDITY AND CAPITAL RESOURCES

We have experienced losses primarily attributable to research, development, marketing and other costs associated with our strategic plan as an international developer and supplier of electric propulsion and power management systems and components. Cash flows from operations have not been sufficient to meet our obligations. Therefore, we have had to raise funds through several financing transactions. At least until we reach breakeven volume in sales and develop and/or acquire the capability to manufacture and sell our products profitably, we will need to continue to rely on cash from external financing sources.

Our operations during the period ended September 30, 2006 and the year ended December 31, 2005 were financed by development contracts and product sales, as well as from working capital reserves.

During the nine months ended September 30, 2006, our operations required $3,439,000 more in cash than was generated. We continue to increase marketing and development spending as well as administrative expenses necessary for expansion to meet customer demand. Accounts receivable at September 30, 2006 decreased by $1,878,000, from $2,173,000, or approximately 86% from the balance at December 31, 2005 (net of reserves). The decrease was primarily due to collections made on outstanding receivables from Tomoe Manufacturing in the first and third quarter of 2006.

Inventory balances increased by $83,000 from $1,016,000 to $1,099,000 when comparing the period end balances at September 30, 2006 and December 31, 2005. During the fourth quarter of 2005, we completed several large development contracts, including the Tomoe project. Conversely, in the first nine months of 2006, we were focused more on internal research and development as well as sales and marketing activities. As such, inventory did not experience significant turnover when comparing quarter on quarter.

Prepaid expenses and other current assets increased by $240,000 net of amortization at September 30, 2006 from the December 31, 2005 balance of $182,000, or 132%. The increase is attributable to interest receivable on one certificate of deposit and cash held in a short term, cash equivalent, investment account.

Fixed assets increased by $104,000, net of depreciation and write-offs at September 30, 2006 from the December 31, 2005 balance of $576,000. In the first nine months of 2006, we purchased $338,000 in new property and equipment. We recognized $234,000 of depreciation expense for the nine months ended September 30, 2006.

Equity method investments decreased by $42,000 in the first nine months of 2006 from $1,649,000 at December 31, 2005, which reflects our pro-rata share of losses attributable to our forty percent investment interest in the Hyundai-Enova Innovative Technology Center (ITC). For the first nine months of 2006, the ITC generated a net loss of approximately $105,000 resulting in a charge to us of $42,000 utilizing the equity method of accounting for our interest in the ITC.

Other assets decreased by $88,000 when comparing the September 30, 2006 balance of $102,000 with the December 31, 2005 balance of $190,000. The decrease is occurring as a result of amortization of the Ford Value Participation Agreement and our other intellectual property assets.

Accounts payable at September 30, 2006 decreased by $1,308,000, to $88,000 from $1,396,000 at December 31, 2005. During the fourth quarter of 2005, the Company completed several large development contracts, including the Tomoe project. Conversely, in the first nine months of 2006, we were focused more on internal research and development as well as sales and marketing activities. As such, the Company did not incur significant trade payables resulting from inventory purchases. Meanwhile, we continued to pay our trade payables in the due course.

Accrued payroll at September 30, 2006 increased by $50,000, to $245,000 from $195,000 at December 31, 2005. This is a result of open positions in the fourth quarter of 2005, as well as an increase in the total number of personnel at September 30, 2006.

Other accrued expenses increased by $249,000 when comparing the balance at September 30, 2006 from the balance of $302,000 at December 31, 2005. This fluctuation is primarily due to un-invoiced out-sourced production services and internal project services at September 30, 2006.

Accrued interest increased by $413,000 for the first nine months of 2006, a decrease of 37% from the balance of $1,113,000 at December 31, 2005. The decrease was due to the settlement of certain components of interest payable on the Note due the Credit Managers Association of California, combined with interest accrued on the remaining balance of notes payable.

ENOVA SYSTEMS, INC.
BALANCE SHEETS

	As of	As of
	September 30, 2006	December 31, 2005
	(unaudited)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,340,000	$16,187,000
Short term investment	5,000,000	—
Accounts receivable, net	295,000	2,173,000
Inventories and supplies, net	1,099,000	1,016,000
Prepaid expenses and other current assets	422,000	182,000

Total current assets	14,156,000	19,558,000
Property and equipment, net	680,000	576,000
Equity method investment	1,607,000	1,649,000
Other assets	102,000	190,000

Total assets	$16,545,000	$21,973,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$88,000	$1,396,000
Accrued payroll and related expense	245,000	195,000
Other accrued expenses	551,000	302,000
Current portion of notes payable	67,000	42,000

Total current liabilities	951,000	1,935,000
Accrued interest payable	700,000	1,113,000
Notes payable, net of current portion	1,306,000	2,321,000

Total liabilities	$2,957,000	$5,369,000

Commitments and contingencies
Stockholders’ equity (deficit)
Series A convertible preferred stock — no par value 30,000,000 shares authorized 2,674,000 and 2,674,000 shares issued and outstanding Liquidating preference at $0.60 per share, aggregating $1,604,000	$1,679,000	$1,679,000
Series B convertible preferred stock — no par value 5,000,000 shares authorized 1,217,000 and 1,217,000 shares issued and outstanding Liquidating preference at $2 per share, aggregating $2,434,000	2,434,000	2,434,000
Common Stock, no par value 750,000,000 shares authorized, 14,800,000 and 14,783,000 shares issued and outstanding	109,422,000	109,323,000
Common stock subscribed	36,000	30,000
Stock notes receivable	(1,176,000)	(1,176,000)
Additional paid-in capital	6,942,000	6,900,000
Accumulated deficit	(105,749,000)	(102,586,000)

Total stockholders’ equity	13,588,000	16,604,000

Total liabilities and stockholders’ equity	$16,545,000	$21,973,000

The accompanying notes are an integral part of these financial statements.

ENOVA SYSTEMS, INC.
STATEMENTS OF OPERATIONS (Unaudited)
For the Three and Nine Months Ended September 30,

	Nine Months				Three Months
	2006		2005		2006		2005
Net revenues
Research and development contracts		$439,000		$1,160,000		$19,000	$455,000
Production		746,000		1,711,000		405,000	402,000

Total net revenues		1,185,000		2,871,000		424,000	857,000

Cost of revenues
Research and development contracts		767,000		813,000		211,000	393,000
Production		1,249,000		1,509,000		430,000	336,000

Total cost of revenues		2,016,000		2,322,000		641,000	729,000

Gross profit (loss)		(831,000)		549,000		(217,000)	128,000

Operating expenses
Research and development		929,000		592,000		297,000	197,000
Selling, general and administrative		3,200,000		1,924,000		1,241,000	765,000

Loss from operations		(4,960,000)		(1,967,000)		(1,755,000)	(834,000)

Other income and (expense)
Interest and other income/expense, net		447,000		(83,000)		118,000	59,000
Equity in losses of equity method investee		(42,000)		(73,000)		—	(7,000)
Debt extinguishment		920,000		—		—	—
Interest extinguishment		472,000		—		—	—

Total other income (expense)		1,797,000		(156,000)		118,000	52,000

	$		$		$
Net loss		(3,163,000)		(2,123,000)		(1,637,000)	$(782,000)

Basic earnings (loss) per share		$(0.21)		$(0.20)		$(0.11)	$(0.06)

Diluted earnings (loss) per share		$(0.21)		$(0.20)		$(0.11)	$(0.06)

Weighted-average number of shares outstanding		14,800,000		10,628,000		14,800,000	13,373,000

The accompanying notes are an integral part of these financial statements.

ENOVA SYSTEMS, INC.
STATEMENTS OF CASH FLOWS (Unaudited)
For the Nine Months Ended September 30,

	2006		2005
Cash flows from operating activities
	$		$
Net loss		(3,163,000)		(2,123,000)
Adjustments to reconcile net loss to net cash used in operating activities
Debt extinguishment		(920,000)		—
Interest extinguishment		(472,000)		—
Depreciation and amortization		322,000		79,000
Equity in losses of equity method investee		42,000		73,000
Issuance of common stock for services		105,000		237,000
Equity compensation expense		42,000		—

(Increase) decrease in:
Accounts receivable		1,878,000		(357,000)
Inventory and supplies		(83,000)		(235,000)
Prepaid expenses and other current asset		(240,000)		(36,000)

Increase (decrease) in:
Accounts payable		(1,308,000)		511,000
Accrued payroll and related expenses		50,000		(22,000)
Other accrued expenses		249,000		(228,000)
Accrued interest payable		59,000		231,000

Net cash used in operating activities		(3,439,000)		(1,870,000)

Cash flows from investing activities
	$
Purchase of short term investment		(5,000,000)		$—
Purchases of property and equipment		(243,000)		(155,000)

Net cash used in investing activities		(5,243,000)		(155,000)

Cash flows from financing activities
Net payments on line of credit		$—		$(229,000)
Payment on notes payable and capital lease obligations		—		(17,000)
Net proceeds from sale of common stock		—		18,361,000
Payment to extinguish debt		(165,000)		—

Net cash provided by (used in) financing activities		(165,000)		18,115,000

Net increase (decrease) in cash and cash equivalents		(8,847,000)		16,090,000
Cash and cash equivalents, beginning of period		16,187,000		1,575,000

Cash and cash equivalents, end of period		$7,340,000		$17,665,000

Supplemental disclosure of cash flow information
Interest paid		$—		$5,000

Income taxes paid		$—		$—

Supplemental schedule of non-cash investing and financing activities
Conversion of preferred stock to common stock		$—		$40,000

Software acquired through financing agreement		$95,000		$—

The accompanying notes are an integral part of these financial statements.

ENOVA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — Basis of Presentation

The accompanying unaudited financial statements have been prepared from the records of our company without audit and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not contain all the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position at September 30, 2006 and the interim results of operations for the three and nine months ended September 30, 2006 and cash flows for the nine months ended September 30, 2006 have been included. The balance sheet at December 31, 2005, presented herein, has been prepared from the audited financial statements of our company for the year then ended.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. The September 30, 2006 and December 31, 2005 inventories are reported at the lower of cost or market value. Inventories have been valued on the basis that they would be used, converted and sold in the normal course of business. The amounts estimated for the above, in addition to other estimates not specifically addressed, could differ from actual results; and the difference could have a significant impact on the financial statements.

Accounting policies followed by us are described in Note 1 to the audited financial statements for the fiscal year ended December 31, 2005. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted for purposes of the interim financial statements. The financial statements should be read in conjunction with the audited financial statements, including the notes thereto, for the year ended December 31, 2005, which are included in our Form 10-K Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 as filed with the Securities and Exchange Commission.

Basic earnings (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of employee stock options and preferred stock conversions.

The results of operations for the three and nine months ended September 30, 2006 presented herein are not necessarily indicative of the results to be expected for the full year.

Short Term Investments

Short term investments consist of highly liquid instruments with original maturities greater than three months and current maturities less than twelve months from the balance sheet date.

Stock Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123®, Share-Based Payment (“SFAS 123®”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options related to the Company’s Employee Stock Option Plan (the “Employee Option Plan”) based on their fair values. SFAS 123® supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), which the Company previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) to provide guidance on SFAS 123®. The Company has applied SAB 107 in its adoption of SFAS 123®.

The Company adopted SFAS 123® using the modified prospective transition method as of and for the three and nine months ended September 30, 2006. In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123®. Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the Company’s Statement of Operations during the three and nine months ended September 30, 2006 includes compensation expense for share-based payment awards granted prior to, but not yet vested as of, December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123.

The Company uses the Black-Scholes option-pricing model for estimating the fair value of options granted. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company uses projected volatility rates, which are based upon historical volatility rates, trended into future years. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s options. For purposes of pro forma disclosures, the estimated fair values of the options are amortized over the options’ vesting periods.

Stock Option Program Description

As of September 30, 2006, the Company had one stock option plan: the 1996 Stock Option Plan (the “1996 Plan”).

Stock option grants are designed to reward employees and executives for their long-term contributions to the Company and provide incentives for them to remain with the Company. The number and frequency of stock option grants are based on competitive practices, operating results of the Company, and government regulations.

The maximum number of shares issuable over the term of the 1996 Plan is limited to 65 million shares. Options granted under the 1996 Plan typically have an exercise price of 100% of the fair market value of the underlying stock on the grant date and expire no later than ten years from the grant date.

Options issued to executives will vest based on the Company achieving certain revenue milestones for the years ended December 31, 2005 and 2006. If such milestones are not met, the options with respect to those milestones will terminate. Options issued to employees will vest in equal installments over 36 months. All of the granted options will remain in effect for a period of 10 years or until 90 days after the employment of the optionee terminates.

Diluted shares outstanding include the dilutive effect of in-the-money options. As of September 30, 2006, and on December 31, 2005, the Company did not have any in-the-money options, and therefore, there was no dilutive effect relating to stock options outstanding on the 1996 plan.

Current quarter ended September 30, 2006

In conjunction with the adoption of SFAS 123®, the Company elected to attribute the value of share-based compensation to expense using the straight-line method, which was previously used for its pro forma information required under SFAS 123. Share-based compensation expense related to stock options was $14,000 and $41,000 for the three and nine months ended September 30, 2006, respectively, and was recorded in the financial statements as a component of selling, general and administrative expense.

Share-based compensation expense reduced the Company’s results of operations for the three and nine months ended September 30, 2006 as follows:

	Three Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2006
Income from continuing operations before income taxes	$14,000	$23,000

Income from continuing operations after income taxes	$14,000	$23,000

Cash flows from operations	$14,000	$23,000

Cash flows from financing activities	$—	$—

Basic and Diluted EPS	$—	$—

During the quarter ended September, 2006, the Company did not grant any stock options.

As of September 30, 2006, the total compensation cost related to non-vested awards not yet recognized is $110,000. The weighted average period over which the future compensation cost is expected to be recognized is 24 months. The aggregate intrinsic value of total awards outstanding is zero.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company’s Consolidated Statement of Operations for the three and nine month periods ended September 30, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123®. As stock-based compensation expense recognized in the Consolidated Statement of Operations for the first nine months of fiscal 2006 has been based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123® requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For the three and nine month periods ended September 30, 2006, the Company applied estimated average forfeiture rates of approximately 28.8% for non-officer grants and 61.6% for officer and senior management grants, based on historical forfeiture experience. The estimated pricing term of option grants for the three and nine month periods ended September 30, 2006 was 5.0 years for non-officer grants. Officer and senior management grants are vested based on revenue milestones. Under the current grant, milestones were set for the 2005 and 2006 fiscal years. Options granted for the 2006 fiscal year are not expected to vest and have been included in the forfeiture rate calculation. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

SFAS 123® requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits during the three and nine month periods ended September 30, 2006 and September 30, 2005. Prior to the adoption of SFAS 123®, those benefits would have been reported as operating cash flows had the Company received any tax benefits related to stock option exercises.

The fair value of stock-based awards to officers and employees is calculated using the Black-Scholes option pricing model, even though this model was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company’s stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the bond equivalent yields that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility is based on the historical volatility of the Company’s stock price. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.

Nine Months Ended
September 30, 2006,
Dividend Yield	0.0%
Expected Volatility	57.4%
Risk-Free Interest Rate	4.0%
Forfeiture Rate, officer and senior management grants	61.6%
Forfeiture Rate, non-officer grants	28.8%
Estimated Life	7.2 Years

General Option Information

A summary of option activity follows:

	1996 Plan
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding, December 31, 2004	164,000	$5.40
Granted	310,000	$4.35
Exercised	—	—
Forfeited	(38,000)	$7.64

Outstanding December 31, 2005	436,000	$4.46
Granted	46,000	$4.60
Exercised	—	—
Forfeited	(152,000)	$4.60

Outstanding September 30, 2006	330,000	$4.42

Vested and Expected to Vest	236,000	$4.35

Exercisable, September 30, 2006	168,000	$4.99

The weighted-average remaining contractual life of the options outstanding at September 30, 2006 was 7.2 years. The exercise prices of the options outstanding at September 30, 2006 ranged from $4.35 to $8.10. The weighted-average remaining contractual life of the options outstanding at December 31, 2005 was 7 years. The exercise prices of the options outstanding at December 31, 2005 also ranged from $4.35 to $8.10. Options exercisable were 168,000 and 255,000, at September 30, 2006 and December 31, 2005, respectively.

Valuation and Expense Information under SFAS 123

Prior to the adoption of Statement of Financial Accounting Standards No. 123® “Accounting for Stock-Based Compensation-Revised “(SFAS 123®), at March 31, 2006, the Company would not have recognized compensation expense for employee share-based awards, when the price of such awards equaled the market price of the underlying stock on the date of the grant. The Company previously had adopted the provisions of Statement of SFAS 123 as amended by SFAS 148, “Accounting for Stock Based Compensation, Transition and Disclosure” (SFAS 148) through disclosure only. The Company did not have any share based awards for the three and nine months ended September 30, 2005, and consequently, there is no pro forma effect of share based awards for the first three quarters of 2005.

Reclassification

Certain amounts in prior-quarter financial statements have been reclassified for comparative purposes to conform with current quarter presentation.

NOTE 2 — Property and Equipment

During the third quarter, the Company reduced the estimated useful life of one of the demonstration vehicles from five years to three years. The change in estimated life was made based on the expected usage of the vehicle. As a result of this change, depreciation expense increased by $39,000 during the three month period ended September 30, 2006. The effect of this change is immaterial to the financial statement in the current period and on a prospective basis.

NOTE 3 — Notes Payable, Long-Term Debt and Other Financing

Notes payable and long-term debt is comprised of the following:

	Sep 30 2006	Dec 31 2005
	(unaudited)	(unaudited)
Secured note payable to Credit Managers Association of California, bearing interest at prime plus 3% per annum in 2005 and through maturity. The prime rate resets once a year at April 30. At September 30, 2006, interest was being accrued at a rate of 10.75%. Principal and unpaid interest due in April 2016.	1,238,000	2,321,000
Secured note payable to Coca Cola Enterprises in the original amount of $40,000, bearing interest at 5% per annum. Principal and unpaid interest due now.	40,000	40,000
Secured note payable to a financial institution in the original amount of $33,000, bearing interest at 8% per annum, payable in 36 equal monthly installments.	—	2,000
Secured note payable to a financing company in the original amount of $95,000, bearing interest at 6.21% per annum, payable in 39 equal monthly installments.	95,000	—

	1,373,000	2,363,000
Less current maturities	67,000	42,000

Long-term portion	$1,306,000	$2,321,000

NOTE 4 — Stockholders’ Equity

During the three months ended September 30, 2006, the Company recorded 6,870 shares of restricted common stock as common stock subscribed, valued at $36,000, to the Board of Directors at an average price of $5.24 per share for board meetings and committee meetings during the third quarter of 2006.

In the third quarter of 2006, and in accordance with the Directors Compensation Plan, the Company issued 8,220 shares of restricted common stock, valued at $30,000, to the Board of Directors as the share based portion of their compensation.

In the third quarter of 2006, the company issued 2,532 shares of restricted common stock, valued at $10,000, to an employee as a sign-on bonus.

NOTE 5 — Related Party Transactions

During the three months ended September 30, 2006, the Company purchased approximately $146,000 in components, materials, and services from Hyundai Heavy Industries (HHI), a joint venture party. The Company had $67,500 of outstanding payable balances owed to HHI on September 30, 2006.

Additional financial discloses are contained in the Form 10-Q filed with the United States Securities and Exchange Commission. A complete version of this filing may be obtained by contacting the company or by logging on to the SEC website at www.sec.gov